                                                                                        Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER 2006 FINANCIAL RESULTS

Declares $0.60 per Share Dividend for Q3 2006

New York, New York, November 1, 2006 - Genco Shipping & Trading Limited (NASDAQ:GSTL) today reported its financial results for the three months and nine months ended September 30, 2006.

The following financial review discusses the results for the three and nine months ended September 30, 2006 and September 30, 2005.

Third Quarter 2006 Highlights

•	Declared a $0.60 per share dividend payable on or about November 30, 2006 to all shareholders of record as of November 16, 2006 based on Q3 2006 results;

•	Recorded net income of $15.1 million, or $0.60 basic and diluted earnings per share, excluding the unrealized non-cash loss from our forward interest rate swap agreements;

•	Recorded net income of $12.9 million, or $0.51 basic and diluted earnings per share, including the unrealized non-cash loss from our forward interest rate swap agreements;

•	Paid a $0.60 per share dividend on August 31, 2006 based on Q2 2006 results;

•	Agreed on July 10, 2006 to acquire three drybulk (one Handymax and two Panamax) vessels from affiliates of Franco Compania Naviera S.A., for an aggregate purchase price of $81.25 million;

•
Entered into agreements on August 14, 2006 to time charter the Genco Commander and Genco Surprise (two of the three vessels to be delivered) at $19,750 for eleven to thirteen months and at $25,000 for twelve to fourteen months respectively; and

•	Agreed on September 18, 2006 to extend the time charter for the Genco Success for an additional eleven to thirteen months at a rate of $24,000 per vessel per day.

Financial Review: 2006 Third Quarter

The Company recorded net income of $12.9 million or $0.51 basic and diluted earnings per share for the three months ended September 30, 2006. Comparatively, for the three months ended September 30, 2005 net income was $12.3 million or $0.55 basic and diluted earnings per share. Included in net income for the third quarter of 2006 is $2.2 million of non-cash expense from financial derivatives, related to our two forward interest rate swap instruments as described below under “Forward Interest Rate Swap Agreements.” Excluding the unrealized non-cash loss on financial derivatives, net income for the third quarter of 2006 was $15.1 million, or $0.60 basic and diluted earnings per share. EBITDA was $22.0 million for the three months ended September 30, 2006 versus $24.7 million for the three months ended September 30, 2005.

Robert Gerald Buchanan, President, commented, “Our accomplishments in the third quarter underscore Genco’s ability to distribute significant dividends to shareholders while growing the Company. In addition to once again exceeding our target dividend rate by declaring a $0.60 dividend per share, we have entered into a transaction that will grow our fleet by 23% on a tonnage basis. Complementing this success, we have already signed two of the newly acquired vessels on favorable long-term charters with leading charterers.”

Genco Shipping & Trading Limited recorded revenues of $32.6 million for the three months ended September 30, 2006 versus $31.2 for the three months ended September 30, 2005, an increase of 4.5% primarily due to the operation of a larger fleet.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased slightly to $20,387 per day for the three months ended September 30, 2006 compared to $20,407 for the three months ended September 30, 2005. The decrease was due mostly to higher charter rates achieved in the third quarter of 2005 versus the third quarter of 2006 for the five Handysize vessels on charter with Lauritzen Bulkers A/S, which commenced their extended time charter contracts at $13,500 per vessel per day during the third quarter of 2006. The aforementioned decrease was countered by higher charter rates achieved in the third quarter of 2006 versus the same period last year for the Genco Leader and Genco Trader, the two vessels operating in the Baumarine spot pool, which are subject to fluctuations of the spot market.

Total operating expenses increased to $15.9 million for the three months ended September 30, 2006 from $12.6 million for the three-month period ended September 30, 2005. Vessel operating expenses grew to $5.8 million for the three months ended September 30, 2006 compared to $3.8 million for the three-month period ended September 30, 2005. General and administrative expenses increased to $2.1 million from $1.2 million during the comparative periods primarily due to the expansion of our fleet during 2005 and costs associated with operating as a publicly traded company. Management fees were $0.4 million for the three months ended September 30, 2006 and $0.3 million for the three months ended September 30, 2005, respectively, and relate to fees paid to our independent technical managers.

Daily vessel operating expenses rose to $3,681 per vessel per day during the third quarter of 2006 from $2,594 for the same quarter last year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period and will vary on a quarter to quarter basis. For the quarter ended September 30, 2006, daily vessel operating expenses for our fleet were $497 above the $3,184 budgeted by the Company and our technical managers for the 12-month period of 2006. The additional per day operating expense for the third quarter does not reflect a change in our operating structure; rather it reflects timing issues of purchasing spares and stores that are typically used throughout the calendar year. We expect daily vessel operating expenses for our fleet for the full year of 2006 to remain within the $3,184 budgeted by the Company and our technical managers.

Financial Review: Nine Months 2006

Net income was $47.0 million or $1.86 basic and diluted earnings per share, for the nine months ended September 30, 2006 compared to $39.3 million, or $2.38 basic and diluted earnings per share for the nine months ended September 30, 2005. Revenues increased 16.8% to $97.5 million for the nine months ended September 30, 2006 compared to $83.5 million for the nine months ended September 30, 2005. EBITDA was $74.1 million for the nine months ended September 30, 2006 versus $67.7 million for the nine months ended September 30, 2005. TCE rates obtained by the Company decreased 2.5% to $20,462 per day for the nine months ended September 30, 2006 from $20,981 for the same period in 2005. Total operating expenses were $45.7 million for the nine months ended September 30, 2006 compared to $31.6 million for the nine months ended September 30, 2005, and daily vessel operating expenses per vessel were $3,237 versus $2,406 for the comparative period.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2006 and 2005 was $66.3 and $62.7 million, respectively. The increase was primarily due to higher net income in the nine months ended September 30, 2006 due the operation of a larger fleet. Net cash from operating activities for the nine months ended September 30, 2006 was primarily a result of recorded net income of $47.0 million, and depreciation and amortization charges of $19.6 million. For the nine months ended September 30, 2005, net cash provided from operating activities was primarily a result of recorded net income of $39.3 million and depreciation and amortization charges of $15.8 million.

During the nine months ended September 30, 2005, the Company acquired a large portion of its fleet. As a result, net cash used in investing activities declined to $9.3 million from $236.3 million for the nine months ended September 30, 2006 and 2005, respectively. For the nine months ended September 30, 2006, the cash used in investing activities related primarily to the deposit for the purchase of the three vessels to be acquired of $8.1 million and the purchase of fixed assets associated with the Company’s office and vessel equipment. For the nine months ended September 30, 2005, the cash used for the purchase of vessels was $236 million.

Net cash (used in) provided by financing activities for the nine months ended September 30, 2006 and 2005 was ($38.4) and $213.4 million, respectively. For the nine months ended September 30, 2006, net cash used by financing activities consisted primarily of payment of cash dividends of $45.8 million offset by the $8.1 million of proceeds from the credit facility for the aforementioned deposit on the vessels to be acquired. For the nine months ended September 30, 2005, net cash provided by financing activities was $213.4 million and consisted primarily of $231.2 million in proceeds from our original credit facility used to finance the acquisition of ten additional vessels, net proceeds from our initial public equity offering of $230.1 million and $109.7 million in borrowings under our new credit facility. In addition, we retired the $357.0 million outstanding under our original credit facility.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. After the acquisition of the three vessels, our fleet will consist of seven Panamax drybulk carriers, eight Handymax drybulk carriers and five Handysize drybulk carriers.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate our drydocking costs for our fleet for the last three months of 2006 and the full year of 2007 to be:

	Q4 2006	2007
Estimated Costs (1)	$1.1 million	$3.8 million
Estimated Offhire Days (2)	40	200

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations.
(2) Assumes 20 days per drydocking per vessel. Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Muse completed its drydocking during the third quarter of 2006 at an estimated cost of $0. 9 million, exceeding its initial budget because the vessel drydocked in the U.S. due to positioning rather than China.

We expect two vessels to drydock in the fourth quarter of 2006 and estimate an additional ten vessels will drydock during 2007. We have increased our budgets put forward at the beginning of 2006 due to higher costs related to drydocking materials and the drydocking, in 2007, of the three newly acquired vessels.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
	(Dollars in thousands, except share data)		(Dollars in thousands, except share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$32,642	$31,172	$97,516	$83,521

Operating expenses:
Voyage expenses	1,056	1,134	3,220	3,044
Vessel operating expenses	5,757	3,818	15,022	9,250
General and administrative expenses	2,055	1,222	6,808	2,415
Management fees	353	326	1,047	1,135
Depreciation and amortization	6,681	6,116	19,638	15,767
Total operating expenses	15,902	12,616	45,735	31,611

Operating income	16,740	18,556	51,781	51,910

Other (expense) income:
(Expense) Income from derivative instruments	(2,195)	-	2	-
Interest income	827	329	2,080	595
Interest expense	(2,468)	(6,545)	(6,859)	(13,163)
Other (expense) income:	(3,836)	(6,216)	(4,777)	(12,568)

Net income	$12,904	$12,340	$47,004	$39,342

Earnings per share - basic	$0.51	$0.55	$1.86	$2.38

Earnings per share - diluted	$0.51	$0.55	$1.86	$2.38

Weighted average shares outstanding - basic	25,288,695	22,575,652	25,270,831	16,558,462

Weighted average shares outstanding - diluted	25,371,882	22,575,652	25,338,031	16,558,462

			September 30, 2006	December 31, 2005
BALANCE SHEET DATA:			(unaudited)
Cash			$65,599	$46,912
Current assets, including cash			70,103	49,705
Total assets			502,377	489,958
Current liabilities, including current portion of long-term debt			6,709	5,978
Total long-term debt, including current portion			138,808	130,683
Shareholders' equity			351,427	348,242

			Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
			(unaudited)

Net cash provided by operating activities			$66,321	$62,730
Net cash used in investing activities			(9,251)	(236,278)
Net cash (used in) provided by financing activities			(38,383)	213,390

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	17	16	17	16
Average number of vessels (1)	17.0	16.0	17.0	14.1
Total ownership days for fleet (2)	1,564	1,472	4,641	3,845
Total available days for fleet (3)	1,549	1,472	4,608	3,836
Total operating days for fleet (4)	1,535	1,460	4,572	3,804
Fleet utilization (5)	99.1%	99.2%	99.2%	99.2%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$20,387	$20,407	$20,462	$20,981
Daily vessel operating expenses per vessel (7)	3,681	2,594	3,237	2,406

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited )
Net Income	$12,904	$12,340	$47,004	$39,342
+ Net interest expense	1,641	6,216	4,779	12,568
+ Depreciation and amortization	6,681	6,116	19,638	15,767
+ Amortization of restricted stock compensation	318	-	1,334	-
+ Amortization of value of time charter acquired	466	-	1,383	-
EBITDA(8)	22,010	24,672	74,138	67,677

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

(6) We define TCE rates as our revenues (net of voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

(8) EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization, amortization of restricted stock compensation, and amortization of the value of time charter acquired. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating monthly internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Genco Shipping & Trading Limited’s Fleet

As of September 30, 2006, Genco Shipping & Trading Limited’s fleet consisted of five Panamax, seven Handymax and five Handysize drybulk carriers, with a total carrying capacity of approximately 839,000 deadweight tons, or dwt. On July 10, 2006, we agreed to acquire three drybulk vessels from affiliates of Franco Compania Naviera S.A. for an aggregate purchase price of $81.25 million. The acquisition is subject to customary closing conditions; the Genco Commander is expected to be delivered on or about November 2, 2006, the Genco Acheron is expected to be delivered on or about November 6, 2006 and the Genco Surprise is expected to be delivered on or about November 14, 2006. Assuming the acquisition of the three vessels, Genco Shipping & Trading Limited will own a fleet of 20 drybulk vessels, consisting of seven Panamax, eight Handymax and five Handysize vessels, with a combined carrying capacity of approximately 1,029,000 dwt.

The average age of the Company’s fleet as of September 30, 2006 was 9 years. Fifteen of the 17 vessels in our fleet are on long-term time charters with an average remaining life of 0.7 years as of September 30, 2006.

	Vessel	Vessel Type	Expiration Date(1)	Time Charter Rates (2)
1	Genco Beauty	Panamax	February 2007	$29,000
2	Genco Knight	Panamax	February 2007	$29,000
3	Genco Leader	Panamax	Spot(3)	N/A
4	Genco Trader	Panamax	Spot(3)	N/A
5	Genco Vigour	Panamax	December 2006	$29,000
6	Genco Acheron (4)	Panamax	55 to 135 days from delivery date	$28,500
7	Genco Surprise (4)	Panamax	12 to 14 months from delivery date	$25,000
8	Genco Muse	Handymax	September 2007	$26,500 (5)
9	Genco Marine	Handymax	March 2007	$18,000 (6)
10	Genco Prosperity	Handymax	March 2007	$23,000
11	Genco Carrier	Handymax	December 2006	$24,000
12	Genco Wisdom	Handymax	January 2007	$24,000
13	Genco Success	Handymax	January 2007	$23,850
			January 2008	$24,000 (7)
14	Genco Glory	Handymax	December 2006	$18,250
15	Genco Commander (4)	Handymax	11 to 13 months from delivery date	$19,750
16	Genco Explorer	Handysize	July 2007	$13,500
17	Genco Pioneer	Handysize	August 2007	$13,500
18	Genco Progress	Handysize	August 2007	$13,500
19	Genco Reliance	Handysize	July 2007	$13,500
20	Genco Sugar	Handysize	July 2007	$13,500

(1) The dates presented on this table represent the earliest dates that our charters may be terminated. Except with respect to the Genco Trader and Genco Leader charters, under the terms of the contracts, charterers are entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 5% to unaffiliated third parties. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents' fees and canal dues.

(3) The Genco Trader and Genco Leader entered into the Baumarine Pool arrangement in December 2005 and February 2006, respectively.
(4) On July 10, 2006 Genco Shipping & Trading Limited agreed to acquire three drybulk vessels from affiliates of Franco Compania Naviera S.A. The acquisition is subject to customary closing conditions and the vessels are expected to be delivered during November of 2006.

(5) Since this vessel was acquired with an existing time charter at an above market rate, the Company allocates the purchase price between the vessel and a deferred asset for the value assigned to the above market charterhire. This deferred asset is amortized as a reduction to voyage revenues over the remaining term of the charter, resulting in a daily rate of approximately $21,500 recognized as revenue. For cash flow purposes, the Company will continue to receive $26,500 per day less commissions.

(6) The time charter rate was $26,000 until March 2006 and $18,000 thereafter. For purposes of revenue recognition, the charter contract is reflected on a straight-line basis in accordance with GAAP.
(7) The Company extended the time charter for an additional eleven to thirteen months at a rate of $24,000 per day, less a 5% third party brokerage commission. The time charter would commence February 1, 2007 following the expiration of the vessel's current time charter in January 2007. The extension is subject to completion of definitive agreements acceptable to both Genco and Korea Line Corporation.

Q3 2006 Dividend Announcement

The Company’s Board of Directors declared a third quarter 2006 dividend of $0.60 per share payable on or about November 30, 2006 to all shareholders of record as of November 16, 2006. As previously announced, the Company plans to declare quarterly dividends to shareholders by each February, May, August and November, in amounts substantially equal to its available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves the Board of Directors determines the Company should maintain. These reserves may cover, among other things: drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital. The Q3 2006 dividend of $0.60 equates to an annualized yield of 10% based on the closing price of Genco Shipping & Trading’s common stock as of October 31, 2006 at $24.94.

John C. Wobensmith, Chief Financial Officer, commented, “During the third quarter, we once again drew upon our significant financial flexibility in order to grow the Company and enhance our position for taking advantage of strong long-term industry fundamentals. In entering into the acquisition of three quality drybulk vessels, we added to our fleet at a compelling price and employed a diligent approach aimed at consolidating the industry with a focus on earnings and cash flow accretion and return on capital. Going forward, we intend to actively seek opportunities to deploy the $388 million liquidity position to further our industry leadership.”

Forward Interest Rate Swap Agreements

The Company, on March 24, 2006, entered into a forward interest rate swap, with a notional amount of $50 million and has a fixed interest rate on the notional amount of 5.075% from January 2, 2008 through January 2, 2013. The change in the value of this swap and the rate differential to be paid or received for this swap agreement is recognized as a component of other (expense) income.

The Company, on March 29, 2006, entered into a forward interest rate swap with a notional amount of $50 million and has a fixed interest rate on the notional amount of 5.25% from January 2, 2007 through January 2, 2014. Effective July 2006, the Company has designated $32.6 million of debt against the 5.25% swap and has utilized hedge accounting whereby the change in value for the portion of the swap that is effectively hedged is recorded as an equity component, other comprehensive income instead of a component of other (expense) income.

After the drawdown of the remaining $73.1 million in the fourth quarter of 2006 for the three vessels to be acquired, we plan to designate $17.4 million of this debt against the 5.25% swap and an additional $50 million against the 5.075% swap. The Company expects that these designations will qualify for hedge accounting whereby the change in value of these swaps will be accounted for as an equity component, other comprehensive income. After these designations, the Company will have $5.7 million of debt that is not hedged with corresponding interest rate swaps.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Assuming the acquisition of the three vessels, Genco Shipping & Trading Limited will own a fleet of 20 drybulk vessels, consisting of seven Panamax, eight Handymax and five Handysize vessels, with a carrying capacity of approximately 1,029,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on November 2, 2006 at 8:30 a.m. Eastern Time to discuss its 2006 third quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (800) 946-0713 or (719) 457-2642 and enter passcode 1461964. A replay of the conference call can also be accessed until November 16, 2006 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 1461964. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the fulfillment of the closing conditions under the Company’s agreement to acquire the three drybulk vessels; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Reports on Form 10-Q, and our reports on Form 8-K. Our ability to pay dividends in any period will depend upon factors including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.